AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

August 30, 2007

among

MACY'S, INC.

(formerly known as FEDERATED DEPARTMENT STORES, INC.)

MACY'S RETAIL HOLDINGS, INC.

(formerly known as FEDERATED RETAIL HOLDINGS, INC.)

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

and

BANK OF AMERICA, N.A.,
as Administrative Agents

and

JPMORGAN CHASE BANK, N.A.,
as Paying Agent

___________________________

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners and Joint Lead Arrangers

[Reference No. 6701-495]

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

ARTICLE II

The Credits

ARTICLE III

Representations and Warranties

ARTICLE IV

Conditions

SECTION 4.01...... Effective Date.................................................................................. 48

SECTION 4.02...... Each Credit Event............................................................................ 49

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

ARTICLE VII

Events of Default

ARTICLE VIII

The Agents

ARTICLE IX

Miscellaneous

SCHEDULES:

Schedule 2.01 -- Commitments

Schedule 6.01 -- Existing Indebtedness

Schedule 6.02 -- Existing Liens

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption

Exhibit B -- Form of Opinion of Parent and Borrower's Counsel

Exhibit C -- Form of Opinion of Dennis J. Broderick

Exhibit D -- Form of Guarantee Agreement

     AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 30, 2007, among MACY'S, INC. (formerly known as FEDERATED DEPARTMENT STORES, INC.), MACY'S RETAIL HOLDINGS, INC. (formerly known as FEDERATED RETAIL HOLDINGS, INC.), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A. as Administrative Agents and JPMORGAN CHASE BANK, N.A., as Paying Agent.

The parties hereto agree as follows:

ARTICLE I
Definitions

     SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

     "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

      "Acquisition" means the acquisition of May by Federated Department Stores, Inc. (now known as Macy's, Inc.) pursuant to the Merger Agreement, which resulted in the Borrower becoming a direct, wholly owned subsidiary of Parent.

      "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

     "Administrative Agent" means each of JPMorgan Chase Bank, N.A. and Bank of America, N.A., each in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents.

     "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Paying Agent.

     "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     "Agents" means the Paying Agent and each Administrative Agent.

     "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "Alternate Currency" means any currency other than dollars as to which a Spot Exchange Rate may be calculated.

     "Alternate Currency Letter of Credit" means any Letter of Credit which provides for the payment of drawings in an Alternate Currency.

     "Applicable Percentage" means, with respect to any Lender, the percentage of the Total Commitments represented by such Lender's Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

     "Applicable Rate" means, for any day, with respect to any Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurodollar Spread" or "Facility Fee Rate", as the case may be, based upon the Performance Level in effect on such date:

Performance Level	Eurodollar Spread	Facility Fee Rate
Level 1	0.19%	0.06%
Level 2	0.23%	0.07%
Level 3	0.27%	0.08%
Level 4	0.31%	0.09%
Level 5	0.40%	0.10%
Level 6	0.50%	0.125%

          In the case of a change in the Applicable Rate due to a change in the Interest Coverage Ratio, such change shall be effective during the period commencing on the date of receipt by the Paying Agent of financial statements pursuant to paragraph (a) or (b) of Section 5.01 together with a certificate of a Financial Officer of Parent demonstrating such Interest Coverage Ratio and ending on the date immediately preceding the effective date of the next such change.  In the case of a change in the Applicable Rate due to a change in the Public Debt Rating, such change shall be effective during the period commencing on the date of receipt by the Paying Agent of a certificate of a Financial Officer of Parent pursuant to Section 5.01(f) setting forth such Public Debt Rating and ending on the date immediately preceding the effective date of the next such change.

     "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Paying Agent, in the form of Exhibit A or any other form approved by the Paying Agent.

     "Augmenting Lender" has the meaning set forth in Section 2.20(a).

     "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

     "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

     "Borrower" means Macy's Retail Holdings, Inc. (formerly known as Federated Retail Holdings, Inc.), a New York corporation.

     "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

     "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

      "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) when used in connection with an Alternate Currency Letter of Credit, the term "Business Day" shall also exclude any day on which commercial banks in the principal financial center (as determined by the Paying Agent) of such Alternate Currency are authorized or required by law to remain closed.

     "Calculation Date" means the last Business Day of March, June, September and December of each year.

     "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) nominated by the board of directors of Parent nor (ii) appointed by directors so nominated; or (c) after the Effective Date the Borrower ceases to be a direct, wholly owned subsidiary of Parent.

     "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans or Swingline Loans.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders' Commitments is $2,000,000,000.

     "Commitment Increase" has the meaning set forth in Section 2.20(b).

     "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

     "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

     "Competitive Bid Request" means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

      "Competitive Loan" means a Loan made pursuant to Section 2.04.

     "Consenting Lender" has the meaning set forth in Section 2.22(b).

     "Consolidated EBITDA" means, for any period, (a) the sum, of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense (including amortization of (A) excess of cost over net assets acquired, (B) reorganization value in excess of amounts allocable to identifiable assets and (C) unearned restricted stock), (vi) unusual and extraordinary losses and (vii) non-recurring charges in an aggregate amount for all periods commencing on or after July 31, 2005 not to exceed $800,000,000 in respect of (A) store, corporate office and support function closings, eliminations, relocations and divisional realignments, (B) employee severance costs and (C) fees, costs and expenses, in the case of clauses (A), (B) and (C) resulting from, or incurred in connection with, the Acquisition, less (b) the sum of (i) unusual and extraordinary gains and (ii) interest income, in each case in clauses (a) and (b) of Parent and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Debt" means, at any date of determination, the aggregate principal amount of Indebtedness of any of Parent and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP, net of the aggregate amount of invested cash equivalents (excluding cash and demand deposits) held by Parent or any Subsidiary as of such date, excluding any such cash equivalents that (a) are subject to any Liens, (b) are subject to any restrictions on the use or disposition thereof or (c) are held by a Subsidiary, to the extent such Subsidiary is subject to any restriction on the distribution of such cash equivalents without prior approval or waiver (that has not been obtained), pursuant to the terms of such Subsidiary's organizational documents or any agreement, judgment, order, law or other restriction binding upon such Subsidiary; provided that any write-ups or write-downs of long-term Indebtedness (including current portions) of May or its subsidiaries as a result of the Acquisition shall be disregarded for purposes of determining Consolidated Net Debt.

     "Consolidated Net Interest Expense" means, for any period, the amount (if any) by which (a) interest payable on all Indebtedness (including the interest component of Capitalized Lease Obligations, but excluding tender premiums) and amortization of deferred financing fees and debt discount in respect of all Indebtedness exceeds (b) interest income, in each case in clauses (a) and (b) of Parent and the Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that any write-ups or write-downs of long-term Indebtedness of May (including current portions) or its subsidiaries as a result of the Acquisition, and any related amortization expense resulting therefrom, shall be disregarded for purposes of determining Consolidated Net Interest Expense.

     "Consolidated Net Tangible Assets" means, at any date of determination,  (a) the aggregate amount of assets (less applicable reserves and other properly deductible items), minus (b) all current liabilities, minus (c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case in clauses (a), (b) and (c) of Parent and the Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that any write-ups or write-downs of long-term Indebtedness of May (including current portions) or its subsidiaries as a result of the Acquisition, and any related amortization expense resulting therefrom, shall be disregarded for purposes of determining Consolidated Net Tangible Assets.

     "Consolidated Net Worth" means, at any date of determination, the total consolidated stockholders' equity of Parent, determined as of such date in accordance with GAAP.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

     "Declining Lender" has the meaning set forth in Section 2.22(b).

     "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     "Documentary LC" means any letter of credit (other than a Letter of Credit) that is issued by a Person that is not an Affiliate of Parent for the benefit of a supplier of inventory to Parent or any Subsidiary to effect payment for such inventory.

     "dollars" or "$" refers to lawful money of the United States of America.

     "Dollar Amount" means, with respect to any Alternate Currency Letter of Credit or LC Disbursement in respect thereof, the amount determined pursuant to Section 2.06(m).

     "Dollar Equivalent" means, on any date of determination, (a) with respect to any amount in dollars, such amount, and (b) with respect to any amount in any Alternate Currency, the equivalent in dollars of such amount, determined by the Paying Agent pursuant to Section 2.21(a) using the relevant Dollar Amount.

     "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

     "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

     "Event of Default" has the meaning assigned to such term in Article VII.

     "Excluded Taxes" means, with respect to the Paying Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

     "Existing Credit Agreement" means the Amended and Restated Credit Agreement dated as of August 30, 2006, among Parent, the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as administrative agents and JPMorgan Chase Bank, N.A., as paying agent.

     "Existing Indebtedness" has the meaning assigned to such term in Section 6.01(b).

     "Existing Letter of Credit" means any letter of credit issued for the account of Parent or the Borrower and outstanding on the Effective Date under the Existing Credit Agreement; provided that (a) the issuer of such letter of credit is a Lender and such Lender becomes an Issuing Bank under this Agreement pursuant to Section 2.06 and (b) Parent or the Borrower and such Lender consent to such letter of credit becoming a Letter of Credit.

     "Existing Maturity Date" has the meaning set forth in Section 2.22(c).

     "Extension Date" has the meaning set forth in Section 2.22(b).

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it.

     "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of Parent or the Borrower, as applicable.

     "Fixed Rate" means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

     "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

     "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     "GAAP" means generally accepted accounting principles in the United States of America.

     "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     "Guarantee Agreement" means the Amended and Restated Guarantee Agreement among Parent, the Borrower and the Paying Agent substantially in the form of Exhibit D hereto.

     "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (other than obligations for property (excluding real property, capital stock and property subject to capital leases) and services purchased, and expense accruals and deferred compensation items arising in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor under applicable law as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     "Indemnified Taxes" means Taxes other than Excluded Taxes.

      "Initial Loans" has the meaning set forth in Section 2.20(b).

     "Interest Coverage Ratio" means, at any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period then most recently ended to (b) Consolidated Net Interest Expense for such Measurement Period.

     "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

     "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

     "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is seven days or one, two, three or six months thereafter, as the Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     "Issuing Bank" means, as the context may require, (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., and (c) any other Lender that becomes an Issuing Bank pursuant to Section 2.06(k), in each case, in its capacity as an issuer of Letters of Credit hereunder, and each such Person's successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     "LC Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit.

     "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  In the case of any Alternate Currency Letters of Credit or any LC Disbursement in respect thereof, the LC Exposure attributable thereto shall be the Dollar Amount thereof.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

     "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term "Lenders" includes each Swingline Lender.

     "Letter of Credit" means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement.

     "Leverage Ratio" means, at any date of determination, the ratio of (a) Consolidated Net Debt to (b) the sum of Consolidated Net Debt plus Consolidated Net Worth.

     "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Paying Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Paying Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan Documents" means this Agreement and the Guarantee Agreement.

     "Loan Parties" means Parent and the Borrower.

     "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

     "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

     "Material Adverse Effect" means an effect that causes or results in or has a reasonable likelihood of causing or resulting in any material adverse change in (a) the business, condition (financial or otherwise), operations, performance or properties of Parent and the Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document, (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document or (d) the legality, validity or enforceability of any Loan Document.

     "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and its Subsidiaries in an aggregate principal amount exceeding $150,000,000.  For purposes of determining Material Indebtedness, the "principal amount" of the obligations of Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

     "Material Subsidiary" means, as of any date of determination, (a) the Borrower and (b) any other Subsidiary having (i) assets with a value of not less than 5% of the total value of the assets of Parent and its consolidated subsidiaries, taken as a whole, or (ii) Consolidated EBITDA of not less than 5% of the Consolidated EBITDA of Parent and its consolidated subsidiaries, taken as a whole, in each case as of the end of or for the most recently completed fiscal year of Parent.

     "Maturity Date" means the date that is five years after the Effective Date, subject to extension pursuant to Section 2.22; provided that if such date is not a Business Day, then the Maturity Date shall be the next succeeding Business Day.

     "Maturity Date Extension Request" has the meaning set forth in Section 2.22(a).

     "May" means The May Department Stores Company, a Delaware corporation.

     "Measurement Period" means the period of four fiscal quarters of Parent then most recently ended for which the Paying Agent has received (or should have received) financial statements in compliance with paragraphs (a) or (b) of Section 5.01.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of February 27, 2005, by and among Federated Department Stores, Inc. (now known as Macy's, Inc.), Milan Acquisition Corp., a Delaware corporation, and May.

     "Minor Subsidiary" means any Subsidiary that is not a Material Subsidiary.

     "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Obligations" has the meaning assigned to such term in the Guarantee Agreement.

     "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     "Parent" means Macy's, Inc. (formerly known as Federated Department Stores, Inc.), a Delaware corporation.

     "Participant" has the meaning set forth in Section 9.04.

     "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107‑56 (signed into law October 26, 2001)).

     "Paying Agent" means JPMorgan Chase Bank, N.A., in its capacity as paying agent for the Lenders hereunder and under the other Loan Documents.

     "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     "Performance Level" means as of any date of determination, the numerically lower Performance Level set forth below as then in effect, as determined by reference to the Public Debt Rating and Interest Coverage Ratio then in effect:

Performance Level	Public Debt Rating	Interest Coverage Ratio
Level 1	A1, A+ or higher	Greater than or equal to 7.0 to 1.00
Level 2	A2 or A	Greater than or equal to 6.25 to 1.00 and less than 7.00 to 1.00
Level 3	A3 or A-	Greater than or equal to 5.75 to 1.00 and less than 6.25 to 1.00
Level 4	Baa1 or BBB+	Greater than or equal to 5.00 to 1.00 and less than 5.75 to 1.00
Level 5	Baa2 or BBB	Greater than or equal to 4.50 to 1.00 and less than 5.00 to 1.00
Level 6	Lower than Baa2 or BBB	Less than 4.50 to 1.00

          Notwithstanding the foregoing, (i)  if neither Moody's nor S&P shall have in effect a Public Debt Rating as of such date of determination, then the applicable Performance Level shall be determined solely by reference to the Interest Coverage Ratio as of such date of determination and (ii) at any time an Event of Default has occurred and is continuing, the applicable Performance Level shall be determined solely by reference to the Public Debt Rating (or if neither Moody's nor S&P shall have in effect a Public Debt Rating at such time, then the Performance Level shall be Level 6).

          For purposes of the foregoing, "Public Debt Rating" means, as of any date of determination, the higher of (a) the lowest rating that has been most recently announced by Moody's for any class of non-credit enhanced long-term senior unsecured Indebtedness issued by the Borrower and (b) the rating that has been most recently announced by S&P as the Borrower's "Corporate Credit Rating"; provided that if the ratings referred to in clause (a) and (b) above are each referred to in Performance Levels that are more than one Performance Level apart, the applicable Public Debt Rating as of such date of determination shall be the Public Debt Rating indicated within the Performance Level that is numerically one below the numerically higher of the two Performance Levels in which the ratings are so referenced.  For purposes of the foregoing, (i) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the applicable Performance Level shall be determined by reference to the available rating and (ii) if Moody's or S&P shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by Moody's or S&P, as the case may be, shall refer to the then equivalent rating by Moody's or S&P, as the case may be.

     "Permitted Encumbrances" means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.03;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by proper proceedings;

(c) Liens (if any) arising by operation of law and pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance, old-age pensions and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property to Parent or any Subsidiary or interfere with the ordinary conduct of business of Parent or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Public Debt Rating" has the meaning set forth in the definition of the term "Performance Level".

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     "Receivables Financing Facility" means the receivables financing facilities currently established by Parent and any replacement thereof or other receivables financings pursuant to which certain Subsidiaries issue non-recourse Indebtedness and commercial paper secured by certain receivables of Parent and the Subsidiaries.

     "Register" has the meaning set forth in Section 9.04.

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII and the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

     "Reset Date" has the meaning set forth in Section 2.21(a).

     "Responsible Officer" means any executive officer of Parent or any Subsidiary or any other officer of Parent or any Subsidiary responsible for overseeing or reviewing compliance with this Agreement or any other Loan Document.

     "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

     "Revolving Loan" means a Loan made pursuant to Section 2.03.

     "S&P" means Standard & Poor's Ratings Service or any successor thereto.

     "Spot Exchange Rate" means, on any day, with respect to any Alternate Currency in which an Alternate Currency Letter of Credit (or LC Disbursement thereunder) is denominated, the spot rate at which dollars are offered on such day by the applicable Issuing Bank (or the Paying Agent, in the case of determinations made by it) in London (or, in its discretion, any other city in which it conducts its foreign exchange activities in such Alternate Currency) for such Alternate Currency at approximately 11:00 a.m. (local time in London or such other city).

     "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Paying Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary" means any subsidiary of Parent.

     "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or the Subsidiaries shall be a Swap Agreement.

     "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

     "Swingline Lender" means, as the context may require, (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., and (c) any other Lender that becomes a Swingline Lender pursuant to Section 2.05(d), in each case in its capacity as lender of Swingline Loans hereunder.

     "Swingline Loan" means a Loan made pursuant to Section 2.05.

     "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Total Commitments" means, at any time, the aggregate amount of the Lenders' Commitments at such time.

     "Trade Letter of Credit" means any Letter of Credit that is issued for the benefit of a supplier of inventory to Parent or any Subsidiary to effect payment for such inventory, the conditions to drawing under which include the presentation to the applicable Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of such Issuing Bank, to create a valid and perfected lien on or security interest in such inventory, bills of lading, invoices and related documents in favor of such Issuing Bank.

     "Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

     "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

     "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan").  Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

     SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Paying Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Paying Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

     SECTION 1.05.  Amendment and Restatement.  (a)  Upon the effectiveness of this Agreement, this Agreement amends, restates and supersedes in its entirety the Existing Credit Agreement.  Notwithstanding the foregoing, upon the effectiveness of this Agreement (i) all Loans outstanding under the Existing Credit Agreement, and all interest, fees, charges and other amounts accrued and unpaid under the Existing Credit Agreement, shall be due and payable in full on the Effective Date and (ii) all indemnities and other liabilities and obligations of the Borrower and Parent under the Existing Credit Agreement which relate to events or conditions occurring prior to the date hereof and which are stated by their terms to survive the termination of the Existing Credit Agreement shall remain liabilities and obligations of the Borrower and Parent in accordance with the terms of the Existing Credit Agreement.

(b)  This Agreement is given in substitution of the Existing Credit Agreement and not as payment of any of the obligations of the Borrower thereunder, and is in no way intended to constitute a novation of the Existing Credit Agreement.

(c)  This Agreement amends, restates and supersedes only the Existing Credit Agreement.  Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Existing Credit Agreement.

ARTICLE II

The Credits

     SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the Total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

     SECTION 2.02.  Loans and Borrowings.  (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)  Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $5,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each request for a Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000.  Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Revolving Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     SECTION 2.03.  Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Paying Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Borrowing Request in a form approved by the Paying Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

(v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Paying Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

     SECTION 2.04.  Competitive Bid Procedure.  (a)  Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the Total Commitments.  To request Competitive Bids, the Borrower shall notify the Paying Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected.  Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Competitive Bid Request in a form approved by the Paying Agent and signed by the Borrower.  Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

(v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Paying Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b)  Each Lender may (but shall not have any obligation to) make one or more irrevocable Competitive Bids to the Borrower in response to a Competitive Bid Request.  Each Competitive Bid by a Lender must be in a form approved by the Paying Agent and must be received by the Paying Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing.  Competitive Bids that do not conform substantially to the form approved by the Paying Agent may be rejected by the Paying Agent, and the Paying Agent shall notify the applicable Lender as promptly as practicable.  Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c)  The Paying Agent shall notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, on the proposed date of such Competitive Borrowing.

(d)  Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid.  The Borrower shall notify the Paying Agent by telephone, confirmed by telecopy in a form approved by the Paying Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower.  A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e)  The Paying Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)  If the Paying Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Paying Agent pursuant to paragraph (b) of this Section.

     SECTION 2.05.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the Total Commitments; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Borrower shall notify the Paying Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the Swingline Lender from which such Swingline Loan is requested.  The Paying Agent will promptly advise the applicable Swingline Lender of any such notice received from the Borrower.  Such Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) as promptly as practicable, but no later than 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  A Swingline Lender may by written notice given to the Paying Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Paying Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Paying Agent, for the account of the applicable Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Paying Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders.  The Paying Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Paying Agent and not to the applicable Swingline Lender.  Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Paying Agent; any such amounts received by the Paying Agent shall be promptly remitted by the Paying Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Paying Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)  Any Lender may at any time become a Swingline Lender hereunder by written agreement between the Borrower and such Lender, subject to notice to, and the consent of, the Paying Agent, which consent shall not unreasonably be withheld.  From and after the effective date of any such Lender becoming a Swingline Lender, such Lender shall have the rights and obligations of a Swingline Lender under this Agreement.

     SECTION 2.06.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Paying Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  On the Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes hereof and shall be deemed to have been issued hereunder on the Effective Date.  All Letters of Credit shall provide for drawings thereunder to be denominated in dollars except as provided for Alternate Currency Letters of Credit pursuant to Section 2.06(m).

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, and such Issuing Bank shall promptly deliver a copy of such notice by telecopy to the Paying Agent.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $1,000,000,000, (ii) the portion of the LC Exposure attributable to Alternate Currency Letters of Credit shall not exceed $100,000,000 and (iii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the Total Commitments.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank in respect of such Letter of Credit hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Paying Agent, for the account of the applicable Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (subject to Section 2.06(m), in the case of Alternate Currency Letters of Credit).  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  On the Effective Date and without any further action by any party hereto, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from such Issuing Bank, a participation in each such Existing Letter of Credit in accordance with the foregoing provisions of this paragraph (d).

(e)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Paying Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that in the case of a LC Disbursement in respect of an Alternate Currency Letter of Credit, the times of day referred to above in this clause (e) shall be deemed to be the local time at the place of payment; provided further that, if such LC Disbursement is denominated in dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Paying Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof.  Promptly following receipt of such notice (but subject to Section 2.06(m), in the case of Alternate Currency Letters of Credit), each Lender shall pay to the Paying Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Paying Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Paying Agent of any payment from the Borrower pursuant to this paragraph, the Paying Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.  Neither the Paying Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  Unless otherwise separately agreed in writing between the Borrower and the applicable Issuing Bank, (A) the parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination, and (B) in furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Paying Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Paying Agent, the replaced Issuing Bank and the successor Issuing Bank.  An Issuing Bank's obligations to issue additional Letters of Credit hereunder may be terminated at any time by written agreement among the Borrower, the Paying Agent and such Issuing Bank; provided that after giving effect thereto there is at least one remaining Issuing Bank obligated to issue Letters of Credit.  The Paying Agent shall notify the Lenders of any such replacement or termination of an Issuing Bank.  At the time any such replacement or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or terminated Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter.  After the replacement or termination of an Issuing Bank hereunder, the replaced or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or termination, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Paying Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Paying Agent, in the name of the Paying Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to either Loan Party described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Paying Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Paying Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Paying Agent and at the Borrower's risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Paying Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

(k)  Additional Issuing Banks.  Any Lender may at any time become an Issuing Bank hereunder by written agreement between the Borrower and such Lender, subject to notice to the Paying Agent.  From and after the effective date of any such Lender becoming an Issuing Bank, such Lender shall have the rights and obligations of an Issuing Bank under this Agreement.  Any Lender that becomes an Issuing Bank shall not cease to be an Issuing Bank hereunder if it later ceases to be a Lender hereunder.

(l)  Certain Notices by Issuing Banks.  Each Issuing Bank that is not the same Person as the Person serving as the Paying Agent shall notify the Paying Agent of (i) the currency, amount (including the Dollar Amount thereof in the case of Alternate Currency Letters of Credit) and expiration date of each Letter of Credit issued by such Issuing Bank at or prior to the time of issuance thereof (or in the case of an Existing Letter of Credit, such notice shall be provided on the Effective Date), (ii) any amendment or modification to, or LC Disbursement under, any such Letter of Credit at or prior to the time of such amendment, modification or LC Disbursement and (iii) any termination, surrender, cancellation or expiry of any such Letter of Credit at or prior to the time of such termination, surrender, cancellation or expiration.

(m) Alternate Currency Letters of Credit.  Subject to the terms and conditions set forth herein, the other conditions applicable to the issuance of Letters of Credit hereunder and the approval of the applicable Issuing Bank, the Borrower may request the issuance of Alternate Currency Letters of Credit.  Upon the issuance of any Alternate Currency Letter of Credit, and so long as any Alternate Currency Letter of Credit remains outstanding, the following provisions shall apply:

(i)  For purposes of determining the total LC Exposure at any time and for purposes of calculating fees payable under Sections 2.12(b) and (c), the amount of any Alternate Currency Letter of Credit and of any LC Disbursements in respect thereof shall be deemed to be, as of any date of determination, the Dollar Amount thereof at such date.  The initial Dollar Amount of any Alternate Currency Letter of Credit shall be determined by the applicable Issuing Bank on the date of issuance thereof and adjusted from time to time thereafter, in each case, as provided below.  The Dollar Amount of each Alternate Currency Letter of Credit outstanding shall be adjusted by the applicable Issuing Bank on each Calculation Date as provided in Section 2.21(a).  If an LC Disbursement is made by the Issuing Bank under any Alternate Currency Letter of Credit, the Dollar Amount of such LC Disbursement shall be determined by such Issuing Bank on the date that such LC Disbursement is made.  The applicable Issuing Bank shall make each such determination to be made by it by calculating the amount in dollars that would be required in order for such Issuing Bank to purchase an amount of the applicable Alternate Currency equal to the amount of the relevant Alternate Currency Letter of Credit or unpaid LC Disbursement, as the case may be, on the date of determination at the Spot Exchange Rate with respect to such Alternate Currency on such date of determination.  Each applicable Issuing Bank shall notify the Paying Agent and the Borrower promptly of each such Dollar Amount determined by it, on the date that such determination is required to be made.

(ii) Subject to paragraph (iv) below, the obligation of the Borrower to reimburse the applicable Issuing Bank for any LC Disbursement under any Alternate Currency Letter of Credit, and to pay interest thereon, shall be payable only in the Alternate Currency in which such LC Disbursement is made, and shall not be discharged by paying an amount in dollars or any other currency; provided that the applicable Issuing Bank may agree, in its sole discretion, to accept reimbursement in another currency, but any such agreement shall not affect the obligations of the Lenders or the Borrower under paragraphs (iii) and (iv) below if such reimbursement is not actually made to the applicable Issuing Bank when due.

(iii) The obligation of each Lender under paragraphs (d) and (e) of this Section to pay its Applicable Percentage of any unpaid LC Disbursement under any Alternate Currency Letter of Credit shall be payable only in dollars and shall be in an amount equal to such Applicable Percentage of the Dollar Amount of such unpaid drawing determined as provided in paragraph (i) above.  Under no circumstances shall the provisions hereof permitting the issuance of Letters of Credit in an Alternate Currency be construed, by implication or otherwise, as imposing any obligation upon any Lender to make any Loan or other payment under the Loan Documents, or to accept any payment from the Borrower in respect of any unreimbursed LC Disbursement, in any currency other than dollars, it being understood that the parties intend all payments of Indebtedness created under the Loan Documents to be denominated and payable only in dollars except as expressly provided in paragraph (ii) above and in Section 2.18(a).

(iv) If and to the extent that any Lender pays its Applicable Percentage of any unreimbursed LC Disbursement under any Alternate Currency Letter of Credit, then, notwithstanding clause (ii) above, the obligation of the Borrower to reimburse the portion of such unreimbursed LC Disbursement funded by such Lender shall be converted to, and shall be payable only in, dollars (in an amount equal to the dollar amount funded by such Lender as provided above) and shall not be discharged by paying an amount in any other currency.  Interest accrued on such unreimbursed LC Disbursement to and excluding the date of such payment by such Lender shall be for the account of the applicable Issuing Bank and be payable in the applicable Alternate Currency, but interest thereafter shall accrue on the dollar amount owed to such Lender and shall be payable in dollars.

     SECTION 2.07.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Paying Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05.  The Paying Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Paying Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Paying Agent to the applicable Issuing Bank.

(b)  Unless the Paying Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Paying Agent such Lender's share of such Borrowing, the Paying Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Paying Agent, then the applicable Lender and the Borrower severally agree to pay to the Paying Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Paying Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Paying Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

     SECTION 2.08.  Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Paying Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Paying Agent of a written Interest Election Request in a form approved by the Paying Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d)  Promptly following receipt of an Interest Election Request, the Paying Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Paying Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.  Termination and Reduction of Commitments.

(a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $25,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the Total Commitments.

(c)  The Borrower shall notify the Paying Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Paying Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Paying Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

     SECTION 2.10.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Paying Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Paying Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan and (iii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least four Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Paying Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Paying Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Paying Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Paying Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     SECTION 2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b)  In the event that, on any Reset Date, the sum of the total Revolving Credit Exposures and the aggregate principal amount of outstanding Competitive Loans exceeds 105% of the Total Commitments, then, within three Business Days after notice thereof to the Borrower from the Paying Agent, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Paying Agent pursuant to Section 2.06(j)) such that, after giving effect thereto, the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans does not exceed the Total Commitments.  Solely for purposes of determining compliance with this paragraph, the total Revolving Credit Exposure shall be deemed reduced by the amount of cash collateral deposited with and held by the Paying Agent pursuant to Section 2.05(j).

(c)  The Borrower shall notify the Paying Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Paying Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

     SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Paying Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  The Borrower agrees to pay (i) to the Paying Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans (or in the case of a Trade Letter of Credit, 50% of such Applicable Rate) on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee separately agreed upon between the Borrower and such Issuing Bank.  Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifth Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay to the Paying Agent for the account of each Lender a utilization fee which shall accrue at the rate of 0.10% per annum on the amount of such Lender's Revolving Credit Exposure for each day on which the sum of the aggregate Revolving Credit Exposure of all of the Lenders plus the aggregate principal amount of all outstanding Competitive Loans exceeds 50% of the aggregate amount of the Commitments (and on each day after the termination of the Commitments on which Loans or Letters of Credit are outstanding).  Accrued utilization fees, if any, shall be payable in arrears on the last day of each March, June, September and December of each year, on the date on the date on which the Commitments terminate and, if later, on the date the Loans shall be repaid in their entirety, commencing on the first such date to occur after the date hereof.  All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)  The Borrower agrees to pay to the Paying Agent, for its own account or for the account of the Lenders, as applicable, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Paying Agent.

(e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Paying Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees, utilization fees, participation fees and other fees separately agreed upon to be payable to the Lenders, to the Lenders.  Fees paid shall not be refundable under any circumstances, except to the extent that the Borrower demonstrates that any amounts paid represent overpayments.

     SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c)  Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Paying Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Paying Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)  the Paying Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Paying Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Paying Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

     SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or an Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.

(c)  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270‑day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

     SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

     SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Paying Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrower shall indemnify the Paying Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Paying Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Paying Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Paying Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Paying Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Paying Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)  If the Paying Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Paying Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Paying Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Paying Agent or such Lender in the event the Paying Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Paying Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

     SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time (or, in the case of an amount payable in an Alternate Currency, 1:00 p.m. local time at the place of payment), on the date when due, in immediately available funds, without set‑off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Paying Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Paying Agent at its offices at 270 Park Avenue, New York, New York (or, in the case of payments in an Alternate Currency, such other location as provided below), except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Paying Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars, except as expressly provided herein with respect to Alternate Currency Letters of Credit.  All payments to be made by the Borrower in an Alternate Currency pursuant to Section 2.06(m) shall be made in such Alternate Currency in such funds as may then be customary for the settlement of international transactions in such Alternate Currency for the account of the applicable Issuing Bank at such time and at such place as shall have been notified by such Issuing Bank to the Borrower by not less than four Business Days' notice.

(b)  If at any time insufficient funds are received by and available to the Paying Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Paying Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Paying Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Paying Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Paying Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Paying Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b) or 2.18(d), then the Paying Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Paying Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

     SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Declining Lender, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Paying Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Paying Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Lender being a Declining Lender, the assignee shall have agreed to the applicable Maturity Date Extension Request.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     SECTION 2.20.  Increase in Commitments.  (a)    At any time after the Effective Date and no more than two times during any calendar year, the Borrower may, by written notice to the Paying Agent (which shall promptly deliver a copy to each of the Lenders), request at any time or from time to time that the Total Commitments be increased; provided that (i) the aggregate amount of each such increase pursuant to this Section 2.20 shall not be less than $50,000,000 and the aggregate amount of all such increases pursuant to this Section 2.20 shall not exceed $500,000,000, (ii) each such request of the Borrower shall be deemed to be an offer to each  Lender to increase its Commitment by its Applicable Percentage of the proposed increased amount and (iii) each Lender, in its sole discretion, may either (A) agree to increase its Commitment by all or a portion of the offered amount or (B) decline to increase its Commitment.  Any such notice shall set forth the amount of the requested increase in the Total Commitments and the date on which such increase is requested to become effective.  In the event that the Lenders shall have agreed to increase their Commitments by an aggregate amount less than the increase in the Total Commitments requested by the Borrower, the Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an "Augmenting Lender"), which may include any Lender, to extend Commitments or increase its existing Commitment in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Paying Agent (not to be unreasonably withheld).  Increases of Commitments and new Commitments created pursuant to this paragraph (a) shall become effective upon the execution and delivery by Parent, the Borrower, the Paying Agent and any Lenders (including any Augmenting Lenders) agreeing to increase their existing Commitments or extend new Commitments, as the case may be, of an agreement providing for such increased or additional Commitments, subject to the satisfaction of any conditions set forth in such agreement.  Notwithstanding the foregoing, no increase in the Total Commitments (or in the Commitment of any Lender) shall become effective under this paragraph (a) unless, on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Sections 4.02 shall be satisfied (as though a Borrowing were being made on such date) and the Paying Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer or a Financial Officer of each Loan Party.

(b)  At the time that any increase in the Total Commitments pursuant to paragraph (a) of this Section 2.20 (a "Commitment Increase") becomes effective, if any Revolving Loans are outstanding, the Borrower shall prepay the aggregate principal amount outstanding in respect of such Revolving Loans in accordance with Section 2.11 (the "Initial Loans"); provided that (i) nothing in this Section 2.20 shall prevent the Borrower from funding the prepayment of Initial Loans with concurrent Revolving Loans hereunder in accordance with the provisions of this Agreement, giving effect to the Commitment Increase, and (ii) no such prepayment shall be required if, after giving effect to the Commitment Increase, each Lender has the same Applicable Percentage as immediately prior to such Commitment Increase.

     SECTION 2.21.  Currency Fluctuations.  (a)  Not later than 1:00 p.m., New York City time, on each Calculation Date, if there are any Alternate Currency Letters of Credit outstanding, (i) each Issuing Bank that has outstanding any Alternate Currency Letter of Credit or LC Disbursement thereunder shall determine the Dollar Amount as of such Calculation Date of each outstanding Alternate Currency Letter of Credit issued by it or LC Disbursement thereunder, and such Issuing Bank shall notify the Paying Agent and the Borrower of each Dollar Amount so determined and the relevant Spot Exchange Rate used by it to make such determination and (ii) the Paying Agent shall give notice to the Lenders and the Borrower of the Spot Exchange Rates so determined.  The Spot Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date") and (subject to Section 2.06(m)) shall remain effective until the next succeeding Reset Date.

(b)  Not later than 5:00 p.m., New York City time, on each Reset Date and the date of each Borrowing or issuance of a Letter of Credit, if there are any Alternate Currency Letters of Credit then outstanding, the Paying Agent shall (i) determine the Dollar Equivalent of the Alternate Currency Letters of Credit then outstanding (after giving effect to any Loans to be made or repaid on such date) and (ii) notify the Lenders and the Borrower of the results of such determination and of the resulting total Revolving Credit Exposures.

     SECTION 2.22.  Extension of Maturity Date.  (a)   The Borrower may, by delivery of a written request (a "Maturity Date Extension Request") to the Paying Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 90 days prior to the first or second anniversary of the Effective Date, request that the Lenders extend the Maturity Date for an additional period of one year; provided that there shall be no more than two extensions of the Maturity Date pursuant to this Section.

(b)  Each Lender shall, by notice to the Borrower and the Administrative Agent given not later than the 20th day after the date of the Paying Agent's receipt of the Borrower's Maturity Date Extension Request (or such other date as the Borrower and the Paying Agent may agree; such date, the "Extension Date"), advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a "Consenting Lender", and each Lender declining to agree to a requested extension being called a "Declining Lender").  Any Lender that has not so advised the Borrower and the Paying Agent by such Extension Date shall be deemed to have declined to agree to such extension and shall be a Declining Lender.

(c)  If Lenders constituting the Required Lenders shall have agreed to a Maturity Date Extension Request by the Extension Date, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect.  The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender.  The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the "Existing Maturity Date").  The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrower shall also make such other prepayments of Loans pursuant to Section 2.11 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would not exceed the Total Commitments.

(d)  Notwithstanding the foregoing provisions of this Section 2.22, the Borrower shall have the right, pursuant to Section 2.19(b), at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to the applicable Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender.

(e)  Notwithstanding the foregoing provisions of this Section 2.22, no extension of the Maturity Date pursuant to this Section 2.22 shall become effective unless, on or promptly following the Extension Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such extension and without giving effect to the parenthetical in Section 4.02(a))  and the Paying Agent shall have received a certificate to that effect dated the Extension Date and executed by a Responsible Officer or a Financial Officer of each Loan Party.

ARTICLE III

Representations and Warranties

     Each of Parent and the Borrower represents and warrants to the Lenders that:

     SECTION 3.01.  Organization.  Each of Parent and the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     SECTION 3.02.  Powers; Authorization; No Conflicts; Enforceability.  The Transactions are within each Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) either Loan Party's charter or by‑laws or (b) law or any contractual restriction binding on or affecting either Loan Party.  This Agreement has been, and each of the other Loan Documents to which Parent or the Borrower is to be a party when delivered hereunder will have been, duly executed and delivered by Parent or the Borrower, as applicable.  This Agreement is, and each of the other Loan Documents to which Parent or the Borrower is to be a party when delivered hereunder will be, the legal, valid and binding obligation of Parent or the Borrower, as applicable, enforceable against Parent or the Borrower, as applicable, in accordance with its terms.

     SECTION 3.03.  Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by Parent and the Borrower of this Agreement or any other Loan Document to which Parent or the Borrower is to be a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)  The consolidated balance sheet of Parent and its subsidiaries as at February 3, 2007, and the related consolidated statements of income and cash flows of Parent and its subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and the consolidated balance sheet of Parent and its subsidiaries as at May 5, 2007, and the related consolidated statements of income and cash flows of Parent and its subsidiaries for the three months then ended, duly certified by a Financial Officer of Parent, copies of which have been furnished to the Lenders, fairly present, subject, in the case of said balance sheet as at May 5, 2007, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the consolidated financial condition of Parent and its subsidiaries as at such dates and the consolidated results of the operations of Parent and its subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.

(b)  Since February 3, 2007, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Parent and its subsidiaries, taken as a whole.

     SECTION 3.05.  Litigation.  There is no pending or threatened action, suit, investigation, litigation or proceeding affecting Parent or any Subsidiary pending or threatened before any Governmental Authority or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

     SECTION 3.06.  Investment Company Status.  Neither Loan Party is an "investment company", within the meaning of the Investment Company Act of 1940.

     SECTION 3.07.  ERISA.  (a)  No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to have a Material Adverse Effect.

(b)  Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that could be reasonably expected to have a Material Adverse Effect.

(c)  Each Plan satisfies the funding requirements under Section 302 of ERISA and there has been no change in the funding status of any such Plan since the last annual actuarial valuation date that would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

     SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Paying Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Paying Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) from Parent and the Borrower a counterpart of the Guarantee Agreement signed on behalf of Parent and the Borrower.

(b)  The Paying Agent shall have received a favorable written opinion (addressed to the Paying Agent and the Lenders and dated the Effective Date) of (i) Jones Day, counsel to Parent and the Borrower, substantially in the form of Exhibit B and (ii) Dennis J. Broderick, the General Counsel for Parent, substantially in the form of Exhibit C, in each case covering such other matters relating to Parent and the Borrower, the Loan Documents, the Transactions or the other transactions contemplated hereby as the Required Lenders shall reasonably request.  Parent and the Borrower hereby request such counsel to deliver such opinion.

(c)  The Paying Agent shall have received such documents and certificates as the Paying Agent or its counsel may reasonably request relating to the organization, existence and good standing of Parent and the Borrower, the authorization of the Transactions and any other legal matters relating to Parent and the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Paying Agent and its counsel, including all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.

(d)  The representations of the Loan Parties set forth in this Agreement shall be true and correct, no Default shall have occurred and be continuing and the Paying Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer or a Financial Officer of each Loan Party, confirming the foregoing.

(e)  The Paying Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)  Before or simultaneously with the Effective Date all Indebtedness under the Existing Credit Agreement shall have been repaid, and all commitments and obligations thereunder shall have been terminated and satisfied (other than Existing Letters of Credit), and the Paying Agent shall have received satisfactory evidence thereof.

The Paying Agent shall notify Parent, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on September 30, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of an Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Loan Parties set forth in this Agreement (other than those in Section 3.04(b) and clause (a) of Section 3.05) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Parent and the Borrower covenants and agrees with the Lenders that:

     SECTION 5.01.  Financial Statements; Ratings Change and Other Information.  Parent or the Borrower will furnish to the Paying Agent and each Lender:

(a)  as soon as available and in any event within 90 days after the end of each fiscal year of Parent, a copy of the annual audit report for such year for Parent and its consolidated subsidiaries, containing a consolidated balance sheet of Parent and its consolidated subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Parent and its consolidated subsidiaries for such fiscal year, in each case accompanied by an opinion by KPMG LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) and certificates of a Financial Officer of Parent (i) as to compliance with the terms of this Agreement, (ii) setting forth in reasonable detail the then applicable Public Debt Ratings and the Interest Coverage Ratio and the Leverage Ratio as of the end of such fiscal year and the calculations necessary to demonstrate compliance with Sections 6.05 and 6.06 as of the end of such fiscal year and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last consolidated financial statements of Parent and its consolidated subsidiaries referred to in Section 3.04(a) that materially affects the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(b)  as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, a consolidated balance sheet of Parent and its consolidated subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of Parent and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year of Parent and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer of Parent as having been prepared in accordance with GAAP, and certificates of a Financial Officer of Parent  (i) as to compliance with the terms of this Agreement, (ii) setting forth in reasonable detail the then applicable Public Debt Ratings and the Interest Coverage Ratio and the Leverage Ratio as of the end of such fiscal quarter and the calculations necessary to demonstrate compliance with Sections 6.05 and 6.06 as of the end of such fiscal quarter and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last consolidated financial statements of Parent and its consolidated subsidiaries referred to in Section 3.04(a) that materially affects the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(c)  as soon as possible and in any event within five days after any Responsible Officer becomes aware of the occurrence of a Default or an event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, in each case continuing on the date of such statement, a statement of a Financial Officer of Parent or the Borrower setting forth details of such Default, event, development or other circumstance (including the anticipated effect thereof) and the action that Parent or the Borrower has taken and proposes to take with respect thereto;

(d)  promptly after the sending thereof, copies of all reports that Parent or the Borrower sends to any of the holders of any class of its outstanding securities;

(e)  promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority or arbitrator affecting Parent or any Subsidiary of the type described in Section 3.05;

(f)  as soon as possible and in any event within five Business Days after any change in the then applicable Public Debt Rating, a certificate of a Financial Officer of Parent setting forth such Public Debt Rating; and

(g)  such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of Parent or any Subsidiary as any Lender through either Administrative Agent may from time to time reasonably request.

                        The Borrower and Parent also agree that promptly after any report or registration statement, other than a registration statement on Form S‑8 or any successor form thereto, is filed by Parent or any Subsidiary with the Securities and Exchange Commission or any national securities exchange a copy thereof will be made available on Parent's website.

     SECTION 5.02.  Existence.  Parent will, and will cause each of the Subsidiaries to, preserve and maintain, its corporate existence, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, with respect to such rights, permits, licenses, approvals, privileges and franchises, where the failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that Parent and the Subsidiaries may consummate any merger or consolidation permitted under Section 6.03 and, provided, further, that neither Parent nor any Subsidiary shall be required to preserve or maintain (i) the corporate existence of any Minor Subsidiary if the Board of Directors of the parent of such Minor Subsidiary, or an executive officer of such parent to whom such Board of Directors has delegated the requisite authority, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of such parent and that the loss thereof is not disadvantageous in any material respect to Parent, the Borrower, such parent, the Paying Agent, the Issuing Banks or the Lenders or (ii) any right, permit, license, approval, privilege or franchise if the Board of Directors of Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Parent, such Subsidiary, the Paying Agent, the Issuing Banks or the Lenders.

     SECTION 5.03.  Payment of Obligations.  Parent will, and will cause each of the Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all Taxes imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither Parent nor any Subsidiary shall be required to pay or discharge any such Tax or claim (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and (ii) if such non-payments, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     SECTION 5.04.  Maintenance of Properties; Insurance.  (a)  Except where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect, Parent will, and will cause each of the Subsidiaries to, maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(b)  Parent will, and will cause each of the Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Parent or such Subsidiary operates, except where failure to maintain such insurance could not be reasonably expected to have a Material Adverse Effect.

     SECTION 5.05.  Books and Records; Inspection Rights.  (a)   Parent will, and will cause each of the Subsidiaries to, keep proper books of record and account in such detail as is necessary to allow the delivery of the reports required by Section 5.01, in which full and correct entries shall be made of all financial transactions and the assets and business of Parent and its consolidated subsidiaries in accordance with GAAP.

(b)  Parent will, and will cause each of the Subsidiaries to, at any reasonable time and from time to time, upon reasonable notice, permit any Agent or any of the Lenders or any agents or representatives thereof, to examine the records and books of account of, and visit the properties of, Parent or any Subsidiary and to discuss the affairs, finances and accounts of Parent or any Subsidiary with any of their financial officers.

     SECTION 5.06.  Compliance with Laws.  Parent will, and will cause each of the Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders (including ERISA and environmental laws), except, in any case, where the failure so to comply, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     SECTION 5.07.  Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only for working capital and general corporate purposes, including to support commercial paper.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only for general corporate purposes.

ARTICLE VI

Negative Covenants

     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Parent and the Borrower covenants and agrees with the Lenders that:

     SECTION 6.01.  Subsidiary Indebtedness.  Parent will not permit any Subsidiary (other than the Borrower) to create, assume or suffer to exist, any Indebtedness, other than:

(a)  Indebtedness owed to Parent or to a wholly owned Subsidiary;

(b)  Indebtedness existing on the date hereof (whether such Indebtedness is Indebtedness of a subsidiary of Parent or a subsidiary of the Borrower) and described on Schedule 6.01 (the "Existing Indebtedness"), and any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Indebtedness; provided that the principal amount of such Existing Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed as a result of, or in connection with, such extension, refunding or refinancing;

(c)  endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d)  Indebtedness incurred in connection with the sale or other disposition of accounts receivable arising in connection with the Receivables Financing Facility, including Indebtedness consisting of indemnification obligations of the Subsidiaries and Parent's guarantee thereof;

(e)  Indebtedness of any Person that becomes a Subsidiary after the date hereof that is existing at the time such Person becomes a Subsidiary (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary) and any Indebtedness extending the maturity of, or refunding or refinancing, such Indebtedness, in whole or in part; provided that the principal amount of such Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed as a result of, or in connection with, such extension, refunding or refinancing; and

(f)  other Indebtedness in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth.

     SECTION 6.02.  Liens.  Parent will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on or with respect to any of its assets of any character (including accounts) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, except:

(a)  Liens created or existing under the Loan Documents;

(b)  Permitted Encumbrances;

(c)  the Liens existing on the date hereof and described on Schedule 6.02 (whether such Liens are on the assets of Parent or any of its subsidiaries);

(d)  purchase money Liens upon or in real property or equipment acquired or held in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property or equipment), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, constructed or improved (except that Liens incurred in connection with the construction or improvement of real property may extend to additional real property immediately contiguous to such property being constructed or improved) and no such extension, renewal or replacement shall extend to or cover any such properties not theretofore subject to the Lien being extended, renewed or replaced;

(e)  Liens arising in connection with Capital Lease Obligations; provided that no such Lien shall extend to or cover any assets other than the assets subject to the applicable capital leases;

(f)  Liens on property of a Person existing at the time such Person is merged into or consolidated with Parent or any Subsidiary or becomes a Subsidiary; provided that such Liens (other than replacement Liens permitted under clause (k) below) were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with Parent or such Subsidiary or acquired by the Parent or such Subsidiary;

(g)  Liens on accounts receivable and other related assets arising solely in connection with the sale or other disposition of such accounts receivable in the ordinary course of business of Parent and the Subsidiaries pursuant to the Receivables Financing Facility and the sale of certain accounts receivable to General Electric Capital Corporation;

(h)  Liens securing Documentary LCs or Trade Letters of Credit; provided that no such Lien shall extend to or cover any assets of Parent or any Subsidiary other than the inventory (and bills of lading and other documents related thereto) being financed by any such Documentary LCs or Trade Letter of Credit, as the case may be;

(i)  Liens in respect of goods consigned to Parent or any of its Subsidiaries in the ordinary course of business; provided that such Liens are limited to the goods so consigned;

(j)  Liens (other than on inventory) securing Indebtedness incurred by Parent or the Subsidiaries; provided that the sum of the aggregate amount of such Indebtedness at any time outstanding shall not exceed $500,000,000; and

(k)  the replacement, extension or renewal of any Lien permitted by clause (c) or (f) above upon or in the same property theretofore subject thereto or, in the case of Liens on real property and related personal property of Parent or any of the Subsidiaries, upon or in substitute property of like kind of Parent or such Subsidiary, as the case may be, determined in good faith by the Board of Directors of Parent or such Subsidiary to be of the same or lesser value than the property theretofore subject thereto, or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

     SECTION 6.03.  Fundamental Changes; Conduct of Business.  (a)  Parent will not, and will not permit the Borrower or any other Material Subsidiary to, merge or consolidate with or into any Person except that (i) any Subsidiary may merge or consolidate with or into any other Subsidiary (provided that, if the Borrower is a party to any such merger or consolidation, the Borrower shall be the surviving entity and shall remain a direct, wholly owned subsidiary of Parent), (ii) any Subsidiary may merge into Parent and Parent may merge with any other Person, so long as in either case Parent is the surviving corporation, (iii) in connection with any acquisition, any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as the Person surviving such merger shall be a Subsidiary (provided that, if the Borrower is a party to any such merger or consolidation, the Borrower shall be the surviving entity and shall remain a direct, wholly owned subsidiary of Parent) and (iv) David's Bridal, Inc. and Priscilla of Boston, Inc. may merge or consolidate with another Person following the sale by Parent or Borrower of either such Subsidiary; provided that in each case, no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(b)  Parent and the Borrower will not liquidate or dissolve, and Parent will not, and will not permit any Subsidiary to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and the Subsidiaries, taken as a whole (whether now owned or hereafter acquired).

(c)  Parent will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by Parent and its subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

     SECTION 6.04.  Sale and Leaseback Transactions.  Parent will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after Parent or such Subsidiary acquires or completes the construction of such fixed or capital asset and (b) any such sale of any fixed or capital assets for fair market value; provided that the fair market value of all such assets sold in reliance upon this clause (b) plus the aggregate amount of Indebtedness at any time outstanding secured by Liens in reliance on Section 6.02(j) shall not exceed 12.5% of Consolidated Net Tangible Assets, determined as of the date of any such sale.

     SECTION 6.05.  Leverage Ratio.  Parent will not permit the Leverage Ratio as of the last day of any Measurement Period to exceed 0.62 to 1.00.

     SECTION 6.06.  Interest Coverage Ratio.  Parent will not permit the Interest Coverage Ratio as of the last day of any Measurement Period to be less than 3.25 to 1.00.

ARTICLE VII

Events of Default

     If any of the following events ("Events of Default") shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower or Parent shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of either Loan Party in or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made;

(d)  either Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(c) or (e), 5.02 (with respect to Parent's or the Borrower's existence) or 5.07 or in Article VI;

(e)  either Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Paying Agent to Parent or the Borrower (which notice will be given at the request of any Lender);

(f)  Parent, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent, the Borrower or any other Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any other Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  Parent, the Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any other Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  Parent, the Borrower or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 shall be rendered against Parent, the Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent, the Borrower or any other Subsidiary to enforce any such judgment; provided that any such judgments shall only result in an Event of Default under this clause (k) if and to the extent that the aggregate amount of such judgments not covered by a valid and binding policy of insurance between the defendant and the insurer covering the payment thereof exceeds $150,000,000 so long as such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgments;

(l)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Parent, the Borrower or any other Subsidiary in an aggregate amount exceeding $150,000,000;

(m)  Parent's Guarantee of the Obligations purported to be created under the Guarantee Agreement shall cease to be, or shall be asserted by Parent not to be, in full force and effect (other than in accordance with the express terms of any Loan Document); or

(n)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to Parent or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Paying Agent may, and at the request of the Required Lenders shall, by notice to Parent or the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

ARTICLE VIII

The Agents

     Each of the Lenders and the Issuing Banks hereby irrevocably appoints the each Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

     Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent, the Borrower or any other Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

     No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, the Borrower or any of the other Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given such Agent by Parent, the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

     Subject to the appointment and acceptance of a successor Paying Agent or Administrative Agent as provided in this paragraph, the Paying Agent or an Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and Parent.  Upon any such resignation, the Required Lenders shall have the right with the consent of Parent (not to be unreasonably withheld), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Paying Agent or Administrative Agent, as the case may be, gives notice of its resignation, then the retiring Paying Agent or Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Paying Agent or Administrative Agent, as applicable, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Paying Agent or Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Paying Agent or Administrative Agent, as applicable, and the retiring Paying Agent or Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by either Loan Party to a successor Paying Agent or Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Loan Party and such successor.  After the Paying Agent's or Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Paying Agent or Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Paying Agent or Administrative Agent.

     Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

     SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Parent or the Borrower, to it at Macy's, Inc., 7 West  Seventh Street, Cincinnati, Ohio 45202, Attention of the Chief Financial Officer, with a copy to the General Counsel (other than in the case of any notice or communication provided for under Article II) (Telecopy No. (513) 579-7462);

(ii) if to the Paying Agent or JPMorgan Chase Bank, N.A. as Administrative Agent, Issuing Bank or Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fanin Street, Houston, Texas 77002, Attention of Jennifer Anyigbo (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Barry Bergman  (Telecopy No. (212) 270-6637);

(iii) if to Bank of America, N.A., as Administrative Agent, Issuing Bank or Swingline Lender, to it at 2001 Clayton Road, Building B, 2nd Floor, CA4-704-02-25, Concord, California 94520.  Attention of GK Lapitan (Telecopy No. (888) 969-9170); and

(iv) if to any other Lender, Swingline Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Paying Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Paying Agent and the applicable Lender.  The Paying Agent, Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Paying Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Paying Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Paying Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower and the Required Lenders or by Parent, the Borrower and the Paying Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Paying Agent and the Loan Party or Loan Parties that are parties thereto with the consent of the Required Lenders; provided that no such agreement shall (i) except as contemplated by Section 2.20, increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release Parent from its Guarantee under the Guarantee Agreement or limit its liability thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, an Issuing Bank or a Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be.  Notwithstanding the foregoing, the consent of the Required Lenders shall not be required to amend this Agreement to increase the Total Commitments pursuant to Section 2.20.

     SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of one outside counsel (and any local counsel where appropriate) for the Agents, collectively, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Borrower shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to an Agent, an Issuing Bank or a Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such and (ii) if an Issuing Bank separately agrees, as contemplated by the last sentence of Section 2.06(f), to be subject to a standard of care different than that set forth therein, no Lender shall be liable to such Issuing Bank hereunder for any greater amount than would have been due if such Issuing Bank had not agreed to such different standard of care.

(d)  To the extent permitted by applicable law, neither Parent nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions or the other transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

     SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) neither Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Parent or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  Parent or the Borrower; provided that no consent of Parent or the Borrower shall be required for an assignment to a Lender or, if an Event of Default has occurred and is continuing, any other assignee;

(B)  the Paying Agent; provided that no consent of the Paying Agent shall be required for an assignment of a Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C)  each Issuing Bank and each Swingline Lender; provided that no consent of an Issuing Bank or a Swingline Lender shall be required for an assignment of a Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Competitive Loans, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Paying Agent) shall not be less than $10,000,000, unless each of the Borrower (or Parent) and the Paying Agent otherwise consent; provided that no such consent of the Borrower (or Parent) shall be required if an Event of Default has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; provided that this clause shall not apply to rights in respect of outstanding Competitive Loans;

(C)  the parties to each assignment shall execute and deliver to the Paying Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Paying Agent an Administrative Questionnaire.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Paying Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Loan Parties, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Paying Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of the Loan Parties, the Agents, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with a Loan Party's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless a Loan Party is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 2.17(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

     SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent, Lender or Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Paying Agent and when the Paying Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto (other than the Borrower), and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of either Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under any Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each of Parent and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Parent, the Borrower or their respective properties in the courts of any jurisdiction.

(c)  Each of Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.12.  Confidentiality.  Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of either Loan Party or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Parent or the Borrower.  For the purposes of this Section, "Information" means all information received from Parent or the Borrower relating to Parent or the Borrower or their respective businesses, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Parent or the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 9.14.  Patriot Act.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

     SECTION 9.15.  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement in dollars into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Paying Agent could purchase dollars with such other currency in New York, New York, on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of the Borrower in respect of any sum due to the Paying Agent, any Lender or any Issuing Bank hereunder in dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency, the Paying Agent, such Lender or such Issuing Bank may in accordance with normal banking procedures purchase dollars in the amount originally due to the Paying Agent, such Lender or such Issuing Bank with the judgment currency.  If the amount of dollars so purchased is less than the sum originally due to the Paying Agent, such Lender or such Issuing Bank, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Paying Agent, such Lender or such Issuing Bank against the resulting loss.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MACY'S, INC.,

by
/s/ Karen M. Hoguet
Name:  Karen M. Hoguet
Title:  Executive Vice President and
Chief Financial Officer

MACY'S RETAIL HOLDINGS, INC.,

by
/s/ Dennis J. Broderick
Name:  Dennis J. Broderick
Title:  President

JPMORGAN CHASE BANK, N.A.,
individually and as Paying Agent and Administrative Agent,

by
/s/ Barry Bergman
Name:  Barry Bergman
Title:  Managing Director

BANK OF AMERICA, N.A., individually and as Administrative Agent,

by
/s/ Thomas J. Kane
Name:  Thomas J. Kane
Title:  Senior Vice President

SIGNATURE PAGE TO THE AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF AUGUST 30, 2007, AMONG MACY'S, INC. (formerly known as FEDERATED DEPARTMENT STORES, INC.), MACY'S RETAIL HOLDINGS, INC. (formerly known as FEDERATED RETAIL HOLDINGS, INC.), THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A. AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENTS

Name of Institution: Credit Suisse, Cayman Islands Branch
by
/s/ Cassandra Droogan
Name: Cassandra Droogan
Title: Vice President

/s/ Shaheen Malik
Name: Shaheen Malik
Title: Associate

Name of Institution: Citibank, N.A.
by
/s/ John McQuiston
Name: John McQuiston
Title: Director and Vice President

Name of Institution: U.S. Bank, N.A.
by
/s/ Michael P. Dickman
Name:Michael P. Dickman
Title: Vice President

Name of Institution: Wells Fargo Bank, N.A.
by
/s/ Steve Buehler
Name: Steve Buehler
Title: Senior Relationship Manager

Name of Institution: The Bank of New York
by
/s/ David B. Wirl
Name: David B. Wirl
Title: Vice President

Name of Institution: PNC Bank, N.A
by
/s/ C. Joseph Richardson
Name: C. Joseph Richardson
Title: Senior Vice President

Name of Institution: Fifth Third Bank
by
/s/ Megan S. Heisel
Name: Megan S. Heisel
Title: Vice President

Name of Institution: The Royal Bank of Scotland PLC
by
/s/ Charlotte Sohn Fuiks
Name: Charlotte Sohn Fuiks
Title: Managing Director

Name of Institution: Wachovia Bank, National Association
by
/s/ Susan T. Gallagher
Name: Susan T. Gallagher
Title: Vice President

Name of Institution: Standard Chartered Bank
by
/s/ Alan Babcock
Name: Alan Babock
Title: Senior Vice President

/s/ Robert K. Reddington
Name: Robert K. Reddington
Title: AVP/Credit Documentation Credit Risk Control

Name of Institution: Union Bank of California, N.A.
by
/s/ Ching Lim
Name: Ching LIm
Title: Vice President

Name of Institution: William Street Commitment Corporation (Recourse only to the assets of William Street Commitment Corporation)
by
/s/ Mark Walton
Name: Mark Walton
Title: Assistant Vice President

Name of Institution: Banca Nazionale del Lavor Spa, New York Branch
by
/s/ Donna La Spina
Name: Donna La Spina
Title: Relationship Manager

/s/ Antonio Labriola
Name: Antonio Labriola
Title: Vice President

Name of Institution: First Hawaiian Bank
by
/s/ Dawn Hofmann
Name: Dawn Hofmann
Title: Vice President